SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 11, 2008

INVENTIV HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

                              0-30318                                                                                              52-2181734
                              (Commission File Number)                                                           (I.R.S. Employer Identification No.)

VANTAGE COURT NORTH
200 COTTONTAIL LANE
SOMERSET, NEW JERSEY 08873
(Address of Principal Executive offices) (Zip Code)

(800) 416-0555
(Registrant's Telephone Number, Including Area Code

N/A
(Former Name or Former Address, if changed Since Last Report)

INVENTIV HEALTH, INC.
CURRENT REPORT ON FORM 8-K

Item 1.01. Entry into a Material Definitive Agreement.

On June 11, 2008, inVentiv Health, Inc. (the "Company") entered into an agreement with Craig Saxton, M.D., a member of its Board of Directors, providing for indemnification of Dr. Saxton on customary terms and conditions.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following supplements the disclosure under the caption "Retirement of Eran Broshy from Position as Chief Executive Officer of the Company" in Item 5.02 of the Current Report on Form 8-K filed by the Company on June 4, 2008:

On June 11, 2008, the Company entered into an amended and restated employment agreement (the "Employment Agreement") with Eran Broshy, its Executive Chairman.  In addition to Mr. Broshy's previously disclosed compensation terms, the Employment Agreement provides for (i) continuation of life insurance coverage for 18 months (or, after a change of control, 36 months) and health insurance coverage for 36 months (rather than 12 months, in each case, under his prior employment agreement) from a termination of Mr. Broshy's employment without cause, for disability or for good reason and (ii) continuation of health insurance coverage for 36 months from a termination of Mr. Broshy's employment by reason of death (Mr. Broshy's prior employment agreement did not provide for continuation of health insurance coverage under such circumstance).  The Employment Agreement also reduced the payments to be made to Mr. Broshy upon a termination of his employment without cause, for disability or for good reason, and upon a change of control, by eliminating from the calculation thereof components based on bonuses awarded to him in prior years.  Mr. Broshy will continue to be entitled to a gross-up for any excise tax payable by him under Section 280G of the Internal Revenue Code, but the Company will have the discretion to reduce Mr. Broshy's change of control benefits by up to the lesser of (a) 5% of his change of control benefits (valued in accordance with Section 280G) and (b) $50,000, if doing so would avoid excise tax liability under Section 280G.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 11, 2008, the Board of Directors of the Company approved an amendment to Article VI, Section 2 of the Company's bylaws to facilitate the registration of transfer of shares in uncertificated form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
INVENTIV HEALTH, INC.

Date: June 16, 2008	By:	/s/ David Bassin
Name: David Bassin
Title: Chief Financial Officer and Secretary
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.2.2	Amendment to Amended and Restated By-Laws